UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 22, 2010

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7.01 – Regulation FD Disclosure.

The Company’s primary regulator, the Federal Reserve Bank of New York (“FRB”), has informed the Company that it may not, without the prior approval of the FRB, pay dividends on or redeem its capital stock, pay interest on or redeem its trust preferred securities, or incur new debt.

Consistent with this requirement, the Company has deferred the payment of its regular quarterly cash dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”), issued to the United States Department of the Treasury (“Treasury”) in connection with the Company’s participation in TARP. Under the terms of the Preferred Stock, the Preferred Stock is entitled to a quarterly dividend at the rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9% per year. Dividends need not be declared and paid, but the dividend is a cumulative dividend and failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the Preferred Stock. Because the Preferred Stock dividend is cumulative, the dividend will continue to be accrued for payment in the future and reported as a preferred dividend requirement that is deducted from income available to common stockholders for financial statement purposes.

The Company has also exercised its right to defer regularly scheduled interest payments on its $55 million of junior subordinated notes relating to its outstanding trust preferred securities. The Company has the right to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. During the deferral period, the respective statutory trusts, which are wholly owned subsidiaries of the Company that were formed to issue the trust preferred securities, will likewise suspend the declaration and payment of dividends on the trust preferred securities. The regularly scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes.

The Company’s wholly owned subsidiary, Intervest National Bank, which has paid cash dividends to the Company to fund the interest and preferred dividend requirements, has also been informed by it primary regulator, the Office of the Comptroller of the Currency, that it will not be permitted to pay any cash dividends to the Company. Intervest National Bank has accordingly suspended its cash dividend payments.

The interest and preferred dividend payments referred to above will resume at such times both the Company and Intervest National Bank are permitted to do so and upon the determination that such payments are consistent with the Company’s and Intervest National Bank’s overall financial performance and capital requirements. The deferral of interest payments and suspension of cash dividend payments will preserve approximately $0.8 million of capital per quarter for Intervest National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: February 22, 2010	By:	/s/ Lowell S. Dansker
Lowell S. Dansker,
Chairman and Executive Vice President
(Principal Executive Officer)